CONTACT:  Patrick G. Healy
                                                         Chief Financial Officer
                                                                    203-618-8502
                                                        e-mail:  phealy@nfor.com




               NFO WORLDWIDE REPORTS RECORD THIRD QUARTER REVENUES
              AND EARNINGS; EPS, EXCLUDING POOLING COSTS, UP BY 36%

            Greenwich, CT -- October 30, 1997 -- NFO Worldwide, Inc. (NASDAQ:NFOR), previously known as NFO Research, Inc., today reported results for the third quarter and nine months ended September 30, 1997. Revenues for the third quarter increased 29% to $49.3 million compared with $38.2 million for the same period a year ago. Third quarter net income rose by 41% to $4.0 million and primary earnings per share by 36% to $0.19, excluding a transaction charge of $840,000, or $0.04 per share, relating to the July 1997 acquisition of The MBL Group Plc. Including the charge, primary earnings per share were $0.15, 7% higher than the $0.14 per share earned in the 1996 third quarter.

            The MBL Group Plc provides market and marketing research, strategic planning and research-based consultancy through offices located in 17 countries throughout Europe, the Middle East and Asia.

            Revenues for the nine months ended September 30, 1997 increased 26% to $138.4 million compared with $109.4 million in the same period last year. Net income, excluding charges of approximately $1.3 million or $0.06 per share relating to the acquisition of MBL in July 1997 and Prognostics in April 1997, increased 26% to $9.6 million from $7.6 million a year ago. Primary earnings per share of $0.46, excluding the $0.06 charge for the acquisitions, were up 24% compared with $0.37 per share for the same period last year. Including the $0.06 charge, primary earnings per share were $0.40, an 8% increase over the first nine months of 1996.

            The acquisitions of MBL and Prognostics by NFO were accounted for as poolings of interests. Accordingly, all historical NFO financial statements have been restated to include the combined results of NFO with MBL and Prognostics. The transaction costs associated with these acquisitions have been reflected in selling, general and administrative expenses.

            The third quarter's revenue increase of 29% was driven by double-digit growth in the Company's packaged goods and foods, financial services, health care and international business units. These same business units led the strong revenue growth of 26% experienced for the nine-month period ended September 30, 1997. The acquisitions of The SPECTREM Group in August 1996 and Access Research in May 1997, as well as the first-time consolidation of the Company's Middle Eastern operations in the third quarter of 1997, contributed $3.6 million to the quarter's revenue increase and $6.5 million to the nine-month increase.

            Operating income for the third quarter, excluding the effect of the pooling transaction costs, increased 35% to $7.3 million compared with $5.4 million last year. Including this charge, operating income for the quarter rose by 20% to $6.4 million. Operating income for the nine months ended September 30, 1997, excluding the acquisition charge, rose 20% to $18.2 million, compared with $15.2 million a year ago. Including this charge, operating income rose 11% compared with the nine months ended September 30, 1996. Operating income for both the three and nine-month periods also were impacted by the Company's continued investments in its interactive panel activities.

            The Company said that it has been named one of the "200 Best Small Companies" in America by Forbes Magazine for the second consecutive year. The Forbes listing, which is published annually, identifies those public companies which Forbes ranks on the basis of certain financial criteria, including return on equity, revenue and earnings growth rates and minimum share price threshold.

            Subsequent to the end of the quarter, NFO announced that it had filed a shelf registration statement to allow for the sale of approximately 1.1 million shares of common stock pursuant to contractual arrangements with selling shareholders of Prognostics and The MBL Group Plc. The sellers will continue as major investors in the Company.

            William E. Lipner, Chairman and Chief Executive Officer, said, "Our impressive third quarter revenue performance generated the acceleration in NFO's earnings growth rate, as we anticipated. Our financial services group, consisting of PSI, SPECTREM Group, and Access Research, Inc., made a strong contribution to our overall performance as did the packaged goods sector within NFO Research, and Migliara/Kaplan, our healthcare company. The MBL Group Plc, the newest addition to NFO Worldwide, had an outstanding quarter with significant revenue and profit gains in many of its operating units."

            Lipner added, "Our strong nine-month performance, coupled with the Company's continuing investments in NFO's interactive panel activities, provides a solid platform on which to build as we look for increasing momentum to complete 1997 and launch an exciting new year. The strong financial performance which we continue to demonstrate supports our conviction that we are on the right path in developing NFO into a marketing information services leader worldwide."

            NFO Worldwide, Inc. is a leading provider of custom and syndicated marketing information to America's largest companies as well as the international business community. Through its pre-recruited consumer panel and other specialized databases, NFO offers access to more than 525,000 US households (over 1.3 million people) and, through a joint venture, to over 100,000 European households. The Company provides its services to over 2,000 clients in key market segments such as packaged goods and foods, healthcare, financial services, hi-tech/telecommunications and travel & leisure. The Company provides its services in 21 countries and has over 4,400 full and part-time employees.

                               NFO WORLDWIDE, INC.
                                Financial Summary
                    (In thousands, except per share amounts)

                                          Three Months                     Nine Months
                                      Ended September 30(1)          Ended September 30(1)
                                    ------------------------       -------------------------
                                       1997           1996            1997            1996
                                    ---------      ---------       ---------       ---------
Revenues                            $  49,340      $  38,241       $ 138,385       $ 109,427
Cost of Revenues                       21,163         16,339          61,311          46,531
Selling, General and
  Administrative Expenses (2)          20,143         15,157          55,772          43,654
Depreciations and Amortization
                                        1,607          1,369           4,385           4,043
                                    ---------      ---------       ---------       ---------
Operating Income                        6,427          5,376          16,917          15,199
Interest Expense, Net                     274            (37)            346             (10)
Other Expenses (Income)                    87             (9)             (3)            (21)
Equity Interest in Net Loss of
  Affiliated Companies                     86             32             240             287
                                    ---------      ---------       ---------       ---------
Income Before Income Taxes
  and Minority Interest                 5,980          5,390          16,334          14,943
Income Tax Expense                      2,464          2,339           6,933           6,529
                                    ---------      ---------       ---------       ---------
Net Income Before Minority
  Interests                             3,516          3,051           9,401           8,414
Minority Interest Expense                 315            183           1,127             827
                                    ---------      ---------       ---------       ---------

Net Income (2)
                                    $   3,201      $   2,868       $   8,274       $   7,587
                                    =========      =========       =========       =========
Earnings Per Share (2)(3)
                                    $     .15      $     .14       $     .40       $     .37
                                    =========      =========       =========       =========
Weighted Average Shares
  Outstanding (3)                      20,850         20,774          20,665          20,651
                                    =========      =========       =========       =========


(1) Effective July 11, 1997, the Company acquired The MBL Group Plc and on April 1, 1997 the Company acquired Prognostics. Both acquisitions were accounted for as pooling of interests transactions. Accordingly, all historical financial information has been restated to include the combined financial results of NFO, MBL and Prognostics.

(2) Includes, for the three and nine month periods ending September 30, 1997, approximately $840,000 or $0.04 per share and $1.3 million or $0.06 per share, respectively, in pooling transaction costs associated with the transactions discussed above.

(3) For comparability, the earnings per share and share data reflect the three-for-two stock splits effected October 15, 1997 and February 5, 1996.

Statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements are based on the Company's current forecasts and actual results may differ materially. To understand the risks which may affect the Company's future performance, please refer to Part 1 of NFO's 1996 Annual Report on Form 10-K and the "Risk Factors"
section in the Company's Form S-3 filed October 22, 1997.